Preliminary Terms This summary of terms is not complete and should be read with the pricing supplement below Issuer: Citigroup Global Markets Holdings Inc. Guarantor: Citigroup Inc. Underlying: Netflix, Inc. (ticker: “NFLX”) Pricing date: February 25, 2022 Valuation dates: Monthly Maturity date: May 31, 2023 Contingent coupon: 11.60% per annum, paid monthly only if the closing value of the underlying is greater than or equal to its coupon barrier on the related valuation date. You are not assured of receiving any contingent coupon. Coupon barrier: 65.00% of the initial underlying value Knock - in value : 65.00% of the initial underlying value Knock - in event: The closing value of the underlying is less than its knock - in value on any day from the pricing date through the final valuation date Equity ratio: The stated principal amount divided by the initial underlying value Automatic early redemption: If on any autocall date the closing value of the underlying is greater than or equal to the initial underlying value, the securities will be automatically called for an amount equal to the principal plus the related contingent coupon Autocall dates: Monthly on valuation dates, beginning after six months CUSIP / ISIN: 17328N2L1 / US17328N2L11 Initial underlying value: The closing value on the pricing date Final underlying value: The closing value on the final valuation date Underlying return: (Current closing value - initial underlying value) / initial underlying value Payment at maturity (if not autocalled): • If the final underlying value is greater than or equal to the initial underlying value: $1,000 • If the final underlying value is less than the initial underlying value and a knock - in event has not occurred : $1,000 • If the final underlying value is less than the initial underlying value and a knock - in event has occurred : a fixed number of underlying shares of the underlying equal to the equity ratio (or, if we elect, the cash value of those shares based on the final underlying value) If the securities are not automatically redeemed prior to maturity, the final underlying value is less than the initial underlying value and a knock - in event has occurred, you will receive underlying shares (or, in our sole discretion, cash) that will be worth less than the stated principal amount of your securities, and possibly nothing, at maturity . Stated principal amount: $1,000 per security Pricing Supplement: Preliminary Pricing Supplement dated February 8 , 2022 * Assumes the securities have not been previously redeemed on any interim valuation date. Citigroup Global Markets Holdings Inc. Guaranteed by Citigroup Inc. 1.25 Year Autocallable Contingent Coupon Securities Linked to NFLX Hypothetical Interim Payment per Security Hypothetical Underlying Return on Final Valuation Date Hypothetical Payment at Maturity if Knock - in Event Has Not Occurred Hypothetical Payment at Maturity or Cas h Value of Underlying Shares at Maturity if Knock - in Event Has Occurred 100.00% $1,000.00 $1,000.00 75.00% $1,000.00 $1,000.00 50.00% $1,000.00 $1,000.00 25.00% $1,000.00 $1,000.00 0.00% $1,000.00 $1,000.00 - 15.00% $1,000.00 $850.00 - 35.00% $1,000.00 $650.00 - 35.10% N/A $649.00 - 50.00% N/A $500.00 - 100.00% N/A $0.00 Assumes the securities have not been automatically redeemed prior to maturity and does not include the final contingent coupon payment, if any Hypothetical Underlying Return on Interim Valuation Dates Hypothetical Payment for Interim Valuation Date Hypothetical Redemption* 100.00% $1,009.667 Redeemed 50.00% $1,009.667 Redeemed 25.00% $1,009.667 Redeemed 0.00% $1,009.667 Redeemed - 10.00% $9.667 Securities not redeemed - 25.00% $9.667 Securities not redeemed - 35.00% $9.667 Securities not redeemed - 35.10% $0.00 Securities not redeemed - 50.00% $0.00 Securities not redeemed - 100.00% $0.00 Securities not redeemed Hypothetical Payment at Maturity per Security

Selected Risk Considerations • You may lose some or all of your investment. Unlike conventional debt securities, the securities do not provide for the repayment of the stated principal amount at maturity in all circumstances. If the securities are not automatically redeemed prior to maturity, the final underlying value is less than the initial underlying value and a knock - in event has occurred, meaning the closing value of the underlying was less than the knock - in value on at least one scheduled trading day during the period from but excluding the pricing date to and including the final valuation date, you will be fully exposed to any depreciation of the underlying. If the final underlying value is less than the initial underlying value and a knock - in event has occurred, you will not receive the stated principal amount of your securities at maturity and, instead, will receive underlying shares of the underlying (or, in our sole discretion, cash based on the value thereof) that will be worth significantly less than the stated principal amount and possibly nothing. There is no minimum payment at maturity on the securities, and you may lose up to all of your investment. • You will not receive any contingent coupon following any valuation date on which the closing value of the underlying on that valuation date is less than its coupon barrier. • The securities may be automatically redeemed prior to maturity, limiting your opportunity to receive contingent coupons if the underlying performs in a way that would otherwise be favorable. • The securities offer downside exposure, but no upside exposure, to the underlying. • The securities are particularly sensitive to the volatility of the closing value of the underlying on or near the valuation dates. • The securities are unsecured debt securities and are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. If Citigroup Global Markets Holdings Inc. defaults on its obligations under the securities and Citigroup Inc. defaults on its guarantee obligations, you may not receive anything owed to you under the securities. • The securities will not be listed on any securities exchange and you may not be able to sell them prior to maturity. • The estimated value of the securities on the pricing date will be less than the issue price. For more information about the estimated value of the securities, see the accompanying preliminary pricing supplement. • The value of the securities prior to maturity will fluctuate based on many unpredictable factors. • The issuer and its affiliates may have conflicts of interest with you. • The U.S. federal tax consequences of an investment in the securities are unclear. The above summary of selected risks does not describe all of the risks associated with an investment in the securities. You should read the accompanying preliminary pricing supplement and product supplement for a more complete description of risks relating to the securities. Additional Information Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed registration statements (including the accompanying preliminary pricing supplement, product supplement, underlying supplement, prospectus supplement and prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the accompanying preliminary pricing supplement, product supplement, underlying supplement, prospectus supplement and prospectus in those registration statements (File Nos. 333 - 255302 and 333 - 255302 - 03) and the other documents Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed with the SEC for more complete information about Citigroup Global Markets Holdings Inc., Citigroup Inc. and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you can request these documents by calling toll - free 1 - 800 - 831 - 9146. Filed pursuant to Rule 433 This offering summary does not contain all of the material information an investor should consider before investing in the securities. This offering summary is not for distribution in isolation and must be read together with the accompanying preliminary pricing supplement and the other documents referred to therein, which can be accessed via the link on the first page. Citigroup Global Markets Holdings Inc. Guaranteed by Citigroup Inc.